UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
Schedule TO
(Amendment No. 2)
(Rule 14d-100)
TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) or 13(e)(1) OF
THE SECURITIES EXCHANGE ACT OF 1934
LAMAR ADVERTISING COMPANY
(Name of Subject Company (Issuer) and Filing Person (as Offeror))
2 7/8% CONVERTIBLE NOTES DUE 2010
(Title of Class of Securities)
512815 AG 6
(CUSIP Number of Class of Securities)
Kevin P. Reilly, Jr.
President
Lamar Advertising Company
5551 Corporate Boulevard
Baton Rouge, Louisiana 70808
(225) 926-1000
(Name, address, and telephone number of person authorized to receive notices and communications on behalf of filing persons)
with copies to:

Stacie Aarestad, Esq. Edwards Angell Palmer & Dodge LLP 111 Huntington Avenue At Prudential Center Boston, Massachusetts 02199-7613 (617) 239-0100	James J. Clark, Esq. Cahill Gordon & Reindel LLP 80 Pine Street New York, New York 10005 (212) 701-3000
CALCULATION OF FILING FEE

Transaction Valuation (1) $401,781,2509	Amount of Filing Fee (2) $12,335
(1)	This tender offer statement relates to the exchange by Lamar Advertising Company of an aggregate of up to $287,500,000 aggregate principal amount of its 2 7/8% Convertible Notes due 2010-Series B and cash consideration for $287,500,000 aggregate principal amount of its currently outstanding 2 7/8% Convertible Notes due 2010. Estimated pursuant to Rule 457(f) under the Securities Act of 1933, solely for the purpose of calculating the filing fee assuming the tender of all currently outstanding 2 7/8% Convertible Notes due 2010 that may be received by the Registrant from tendering holders. This amount reflects a reduction for an exchange fee of $2.50 for each $1,000 face value of 2 7/8% Convertible Notes due 2010—Series B.

(2)	Registration fee previously paid in connection with the Registrant’s Registration Statement on Form S-4 filed May 31, 2007.
☑	Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
Amount Previously Paid: $12,335
Form or Registration No.: S-4
Filing Party: Lamar Advertising Company
Date Filed: May 31, 2007
☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.
Check the appropriate boxes below to designate any transactions to which the statement relates:
☐	third-party tender offer subject to Rule 14d-1.

☑	issuer tender offer subject to Rule 13e-4.

☐	going-private transaction subject to Rule 13e-3.

☐	amendment to Schedule 13D under Rule 13d-2.
Check the following box if the filing is a final amendment reporting the results of the tender offer: ☑

INTRODUCTORY STATEMENT
     This Amendment No. 2 amends and supplements the tender offer statement on Schedule TO (the “Schedule TO”), originally filed on May 31, 2007 and amended on June 28, 2007 by Lamar Advertising Company (the “Company”), pursuant to Rule 13e-4 of the Securities Exchange Act of 1934, relating to its offer to exchange (the “Exchange Offer”) up to $287,500,000 aggregate principal amount of its 2 7/8% Convertible Notes due 2010 (the “New Notes”) and cash for any and all of the $287,500,000 aggregate principal amount of its currently outstanding 2 7/8% Convertible Notes due 2010 (the “Outstanding Notes”), upon the terms and subject to the conditions set forth in the Company’s prospectus (the “Prospectus”) filed with the Securities and Exchange Commission (the “SEC”) on May 31, 2007, and the related Letter of Transmittal for the Exchange Offer (the “Letter of Transmittal”), which are filed as Exhibits (a)(4) and (a)(1)(A) to this Schedule TO, respectively. The exchange offer expired at midnight, New York City time, on Wednesday, June 27, 2007.
     The information in the Prospectus is incorporated by reference in answer to all the items of this Schedule TO, except as otherwise set forth below.
     Except as set forth below, the information contained in the original Schedule TO remains unchanged. Capitalized terms used by not defined herein have the meanings ascribed to them in the original Schedule TO.

Item 11. Additional Information
Item 12. Exhibits
SIGNATURE
EXHIBIT INDEX

Item 11. Additional Information.
(b)	Other Material Information. On July 3, 2007, the Company issued a press release announcing the final results of the Exchange Offer, which expired at midnight, New York time (Eastern Daylight Time), on Wednesday, June 27, 2007. A copy of the press release is filed as Exhibit (a)(5)(C) hereto and incorporated by reference.
Item 12. Exhibits.

(a)(1)(A)	Form of Letter of Transmittal (incorporated by reference to Exhibit 99(a) to the Registration Statement).

(a)(1)(B)	Form of Notice of Guaranteed Delivery (incorporated by reference to Exhibit 99(b) to the Registration Statement).

(a)(1)(C)	Form of Letter to Registered Holders and DTC Participants Regarding the Offer to Exchange (incorporated by reference to Exhibit 99(c) to the Registration Statement).

(a)(1)(D)	Form of Letter to Beneficial Holders Regarding the Offer to Exchange(incorporated by reference to Exhibit 99(d) to the Registration Statement).

(a)(2)	None.

(a)(3)	None.

(a)(4)	Prospectus (incorporated by reference).

(a)(5)(A)	Press Release issued May 31, 2007 (filed by the Company pursuant to Rule 425 of the Securities Act of 1933, as amended, and deemed filed pursuant to Rule 13e-4 of the Securities Exchange Act of 1934, as amended).

(a)(5)(B)	Press Release issued June 28, 2007 announcing preliminary results of the Exchange Offer (incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K filed on June 28, 2007).

(a)(5)(C)	Press Release issued July 3, 2007 announcing final results of the Exchange Offer (incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K filed on July 3, 2007).

(b)	None.

(d)(1)	Indenture dated as of June 16, 2003 between Lamar Media and The Bank of New York Trust Company, N.A., successor to Wachovia Bank of Delaware, National Association, as Trustee (incorporated by reference to Exhibit 4.4 to Lamar Media’s Quarterly Report on Form 10-Q for the period ended June 30, 2003 (File No. 1-12407) filed on August 13, 2003).

(d)(2)	First Supplemental Indenture to the Indenture dated as of June 16, 2003 between Lamar Media and The Bank of New York Trust Company, N.A., successor to Wachovia Bank of Delaware, National Association, as Trustee, dated as of June 16, 2003 (incorporated by reference to Exhibit 4.5 to Lamar Media’s Quarterly Report on Form 10-Q for the period ended June 30, 2003 (File No. 1-12407) filed on August 13, 2003).

(g)	None.

(h)	None.

2

SIGNATURE
     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: July 3, 2007	LAMAR ADVERTISING COMPANY
	By:	/s/ Keith A. Istre
Keith A. Istre
Treasurer and Chief Financial Officer

EXHIBIT INDEX

Exhibit
No.	Description

(a)(1)(A)	Form of Letter of Transmittal (incorporated by reference to Exhibit 99(a) to the Registration Statement).

(a)(1)(B)	Form of Notice of Guaranteed Delivery (incorporated by reference to Exhibit 99(b) to the Registration Statement).

(a)(1)(C)	Form of Letter to Registered Holders and DTC Participants Regarding the Offer to Exchange (incorporated by reference to Exhibit 99(c) to the Registration Statement).

(a)(1)(D)	Form of Letter to Beneficial Holders Regarding the Offer to Exchange(incorporated by reference to Exhibit 99(d) to the Registration Statement).

(a)(2)	None.

(a)(3)	None.

(a)(4)	Prospectus (incorporated by reference).

(a)(5)(A)	Press Release issued May 31, 2007 (filed by the Company pursuant to Rule 425 of the Securities Act of 1933, as amended, and deemed filed pursuant to Rule 13e-4 of the Securities Exchange Act of 1934, as amended).

(a)(5)(B)	Press Release issued June 28, 2007 announcing preliminary results of the Exchange Offer (incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K filed on June 28, 2007).

(a)(5)(C)	Press Release issued July 3, 2007 announcing final results of the Exchange Offer (incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K filed on June 29, 2007).

(b)	None.

(d)(1)	Indenture dated as of June 16, 2003 between Lamar Media and The Bank of New York Trust Company, N.A., successor to Wachovia Bank of Delaware, National Association, as Trustee (incorporated by reference to Exhibit 4.4 to Lamar Media’s Quarterly Report on Form 10-Q for the period ended June 30, 2003 (File No. 1-12407) filed on August 13, 2003).

(d)(2)	First Supplemental Indenture to the Indenture dated as of June 16, 2003 between Lamar Media and The Bank of New York Trust Company, N.A., successor to Wachovia Bank of Delaware, National Association, as Trustee, dated as of June 16, 2003 (incorporated by reference to Exhibit 4.5 to Lamar Media’s Quarterly Report on Form 10-Q for the period ended June 30, 2003 (File No. 1-12407) filed on August 13, 2003).

(g)	None.

(h)	None.